Exhibit 99.1

NEWS RELEASE
CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2006

Syosset, NY - November 14, 2006 - Porta Systems Corp. (OTC.BB:PYTM) today reported an operating income from continuing operations for the quarter ended September 30, 2006 of $1,188,000 compared to operating income from continuing operations of $665,000 for the quarter ended September 30, 2005. The Company recorded a net income from continuing operations of $905,000, $0.09 per share (basic and diluted), versus a net income from continuing operations of $273,000, $0.03 per share (basic and diluted), for the quarters ended September 30, 2006 and 2005, respectively. Net income for the quarter ended September 30, 2006, including a loss from discontinued operations of $87,000, was $818,000, $0.08 per share (basic and diluted), compared to net income of $107,000, including a loss from discontinued operations of $166,000, $0.01 per share (basic and diluted), for the quarter ended September 30, 2005.

Due to continuing losses in the Operating Support Systems (“OSS”) division, combined with difficulties in marketing OSS products in view of our financial condition, the Company decided to exit this operating segment in December, 2003. We currently limit our OSS activities to the performance of contractual maintenance and warranty services which are anticipated to cease in June, 2007. Effective as of June 30, 2006 the assets and liabilities, and results of operations, of the OSS division have been segregated and reported separately as discontinued operations, as required by Generally Accepted Accounting Principles.

The Company reported operating income from continuing operations for the nine months ended September 30, 2006 of $3,192,000 compared to an operating income from continuing operations of $3,958,000 for the nine months ended September 30, 2005. The Company recorded a net income from continuing operations of $2,254,000, $0.22 per share (basic and diluted), versus a net income from continuing operations of $2,899,000, $0.29 per share (basic and diluted), for the nine months ended September 30, 2006 and 2005, respectively. Net income for the nine months ended September 30, 2006, after a loss from discontinued operations of $245,000, was $2,009,000, $0.20 per share (basic and diluted), compared to net income of $2,197,000, after a loss from discontinued operations of $702,000, $0.22 per share (basic and diluted).

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Porta Systems Corp. Press Release	Page 2
November 14, 2006

Sales from continuing operations were $9,018,000 for the quarter ended September 30, 2006 versus $6,875,000 for the quarter ended September 30, 2005, an increase of approximately $2,143,000 (31%). Copper Connection/Protection sales were $7,532,000 versus $5,588,000 for the quarters ended September 30, 2006 and 2005, respectively. The increase for the quarter reflects continuing increased sales volume to British Telecommunications as a result of its continuing rollout of DSL lines, and its implementation of the local loop unbundling program, demanded by regulators in the United Kingdom to enable third party providers of telephone service to gain access to British Telecommunications’ systems. Signal Processing sales for the quarter ended September 30, 2006 were $1,324,000 versus $1,263,000 for the quarter ended September 30, 2005, an increase of $61,000 (5%).

Sales from continuing operations were $25,039,000 for the nine months ended September 30, 2006 versus $22,504,000 for the nine months ended September 30, 2005, an increase of approximately $2,535,000 (11%). Copper Connection/Protection sales for the nine months ended September 30, 2006 were $21,027,000 versus $17,868,000 for the nine months ended September 30, 2005, an increase of $3,159,000 (18%). This increase in sales for the nine months is the result of increased sales volume to British Telecommunications as a result of its continuing rollout of DSL lines, and its implementation of the local loop unbundling program, demanded by regulators in the United Kingdom to enable third party providers of telephone service to gain access to British Telecommunications’ systems. Signal Processing sales for the nine months ended September 30, 2006 were $3,731,000 versus $4,517,000 for the nine months ended September 30, 2005, a decrease of $786,000 (17%). This decrease in Signal Processing sales in the nine months of 2006 resulted primarily from sluggish order rates from the military sector in the first six months of 2006. In addition, Signal Processing revenue for the nine months ended September 30, 2005 was positively impacted by shipments to customers from 2004 backlog that were not shipped in 2004 due to cash constraints which then existed.

The overall gross margin from continuing operations was 33% for the quarter ended September 30, 2006, compared to 36% for the quarter ended September 30, 2005. Gross margin for the nine months ended September 30, 2006 was 34% compared to 39% for the nine months ended September 30, 2005. This decrease for the nine months was attributable to a change in products sold to British Telecommunications (from the higher gross margin DSL products to the lower margin local loop unbundling products), short-term manufacturing inefficiencies at our assembly facility in Mexico during the second quarter, and additional freight costs associated with on-time deliveries to customers. The quarter ended September 30, 2006 was negatively impacted primarily by additional freight costs and, to a lesser extent, sales to British Telecommunications of lower margin products.

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Porta Systems Corp. Press Release	Page 3
November 14, 2006

Operating expenses from continuing operations for the quarter ended September 30, 2006 increased by $13,000 (1%) from the similar period in 2005. For the nine months ended September 30, 2006, operating expenses increased by $334,000 (7%) when compared to last year’s nine months ended September 30, 2005. The increase for the quarter ended September 30, 2006 relates primarily to increased research and development expenses for our Line segment to enhance our existing Line products and develop new products. The increase for the nine months relates primarily to increased expenses in our Line segment for salaries and advertising as our marketing activities for Line were increased during the first quarter of 2006. Additionally, increased expenses for research and development attributable to our Line Connection/Protection division for enhancement of our existing line products, as well as for development of new products, were partially offset by a decrease in general and administrative expenses relating to a 2005 settlement of a lease agreement in the United Kingdom in the fourth quarter 2005.

Interest expense decreased for the nine months by $109,000 (11%) from $957,000 in 2005 to $848,000 in 2006.

The Company’s Copper Connection/Protection business unit operated profitably during the quarter and nine months, with operating income of $1,341,000 and $3,956,000 respectively for the quarter and nine months. The Signal Processing unit operated profitably during the quarter and nine months of 2006, with operating income of $462,000 and $1,067,000, respectively. The OSS unit incurred operating losses of $87,000 and $245,000 for the quarter and nine months of 2006, respectively.

On September 30, 2006, the Company’s outstanding senior debt was $23,816,000. The most recent extension, which extended the maturity date, subject to our attaining certain milestones, from September 30, 2006 to November 30, 2006 includes a milestone relating to a restructuring of our senior and junior debt including reaching an agreement with the senior debt holder by October 31, 2006. Although the Company continues to negotiate with the senior debt holder, this milestone was not achieved by October 31, 2006. Therefore, the senior debt holder may demand immediate payment of the senior debt, if the senior debt holder declares a default.  We cannot give any assurance that the holder of the senior debt will extend the loan beyond November 30, 2006 or declare a default before then. If the holder does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due, we will not be able to continue in business.

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Porta Systems Corp.	Page 4
November 14, 2006

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2005 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended September 30, 2006. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speaks only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Nine Months ended September 30,
(in thousands except per share amounts)

	Quarter ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005

Sales	$9,018	$6,875	$25,039	$22,504

Gross profit	2,982	2,446	8,446	8,878

Total operating expenses	1,794	1,781	5,254	4,920

Operating income	1,188	665	3,192	3,958

Interest expense, net of interest and other
income	(261)	(309)	(846)	(953)

Income before income taxes	927	356	2,346	3,005

Income tax expense	(22)	(83)	(92)	(106)

Income from continuing operations	$905	$273	$2,254	$2,899

Discontinued operations:
Loss from discontinued operations	(87)	(166)	(245)	(702)

Net income	$818	$107	$2,009	$2,197

Per share data:

Basic per share amounts:

Continuing operations	$0.09	$0.03	$0.22	$0.29
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.07)

Net income per share:	$0.08	$0.01	0.20	$0.22

Weighted average shares
outstanding	10,076	10,054	10,076	10,021

Diluted per share amounts:

Continuing operations	$0.09	$0.03	$0.22	$0.29
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.07)

Net income per share:	$0.08	$0.01	0.20	$0.22

Weighted average shares
outstanding	10,103	10,089	10,104	10,054

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